Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Audit Committee
PrivateBancorp, Inc.

We have reviewed the accompanying consolidated balance sheet of PrivateBancorp, Inc. and subsidiaries as of March 31, 2007, and the related consolidated statements of income, consolidated statements of changes in stockholders’ equity and cash flows for the three-month periods ended March 31, 2007 and 2006.  These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquires of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of PrivateBancorp, Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of income, statement of changes in stockholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated February 20, 2007, we expressed an unqualified opinion on those consolidated financial statements.  In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2006, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                                                                                                    /s/ Ernst & Young
                                                                                                                ERNST & YOUNG LLP

Chicago, Illinois
May 7, 2007